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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

 CARIBINER INTERNATIONAL ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE TOTAL AUDIO
         VISUAL SERVICES FROM GE CAPITAL FOR APPROXIMATELY $28 MILLION

       -- Extends Capabilities to the Estimated $1.5 Billion Audio Visual
          Equipment Services Market --
       -- Strengthens and Expands Package of Business Communications Services --

     NEW YORK, September 12, 1996 -- Caribiner International, Inc. (NYSE: CWC) today announced that it has signed a definitive agreement to acquire Total Audio Visual Services (TAVS) from GE Capital Services for approximately $28 million in cash. TAVS is a leading provider of audio visual equipment rentals and staging services, as well as hotel audio visual outsourcing services in the United States. TAVS had 1995 revenues of approximately $46 million. The acquisition is expected to close in late-September, subject to customary closing conditions, including Hart-Scott-Rodino approval.

     Commenting on the announcement, Raymond S. Ingleby, Chairman and Chief Executive Officer of Caribiner, stated, "This is our ninth acquisition in the past three years and our largest to date. Since we became a public company last March, we have aggressively grown our business communications services capabilities and client base through acquisitions and internal development. Reflecting on this strategy, the acquisition of TAVS will significantly broaden Caribiner's product offerings. It will enable us to provide a fuller range of meetings services to our clients. These services can now range from audio visual equipment rental to both small and large scale business events, in addition to our other services which include training, exhibit design and related business communications services.

     "Like the overall business communications industry, the audio visual equipment rental market and the hotel audio visual outsourcing market are both highly fragmented. We believe that potential synergies exist between Caribiner's existing business and TAVS, specifically the utilization of TAVS' equipment for any of our Caribiner-produced meetings and events and the cross referral of customers between the businesses. In fact, we see tremendous opportunities resulting from the lead generation for Caribiner through TAVS' large base of hotels under contract. We will also gain increased capacity to provide our current and prospective clients with value-added services through one inclusive, in-house package.

     "TAVS will retain its name and operate as a separate division of Caribiner International, Inc. As a separate division, we will seek to obtain national leadership in the audio visual market and anticipate making further acquisitions that will strengthen our package of resources and expand our international and domestic presence."


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     In connection with this agreement, Caribiner International and GE Capital
Technology Management Services will enter into a five-year marketing alliance in which both companies will identify and collaborate on the development of business opportunities for their respective client bases including all GE business units on a global basis.

     "This is a great opportunity for the TAVS team. Being a part of Caribiner International will enable TAVS to be part of a broad scope communications organization. This addition will give Caribiner International the strength and capability to enhance their market leadership," said Michael S. Ford, President of GE Capital Technology Management Services.

     GE Capital Services Technology Management Services, headquartered in Norcross, GA, is a GE Capital Services company that provides desktop services, network integration and enterprise-wide outsourcing to help customers more cost-effectively control and manage their technology investments.

     GE Capital Services, which has assets of over US$185 billion, is a diverse financial services company with 26 specialized businesses. A wholly-owned subsidiary of General Electric Company, GE Capital Services, also based in Stamford, provides equipment management, mid-market and specialized financing, specialty insurance and a variety of consumer services, such as car leasing, home mortgages and credit cards, to businesses and individuals around the world. GE is a diversified manufacturing, technology and services company with operations worldwide.

     Caribiner International, Inc. is a leading national producer of meetings, events, training programs and related business communications services that enable businesses to inform, sell to and train their sales forces, dealers, franchisees, partners, stockholders and employees. Caribiner's clients include some of the world's largest companies. The Company has offices in Atlanta, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, New York, San Francisco and White Plains (NY) in North America, as well as in London, Dubai and Hong Kong.

     Caribiner International, Inc. is listed on The New York Stock Exchange and trades under the symbol CWC.

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For further information, contact:

Arthur Dignam
Chief Financial Officer
Caribiner International, Inc.
212-541-5300

Diana Brainerd/Chris Plunkett
Brainerd Communicators, Inc.
212-986-6667

Neal McGarity
GE Capital Services

203-961-2290